FOR IMMEDIATE RELEASE
Contact:    Chas Cook (investors) – 336-436-5076
    Investor@Labcorp.com

    Christopher Allman-Bradshaw (media) – 336-436-8263
    Media@Labcorp.com

Labcorp Announces 2021 Second Quarter Results
Company Raises Full Year Guidance

•Revenue: Q2 of $3.8 billion, versus $2.8 billion last year
•Diluted EPS: Q2 of $4.76, versus $2.37 last year
•Adjusted EPS: Q2 of $6.13, versus $2.57 last year
•Free Cash Flow: Q2 of $390 million, versus $272 million last year
•Acquired remaining ownership interest in OmniSeq, bolstering oncology portfolio
•Agreed to purchase the outreach laboratory business of a Minnesota-based hospital
•Full Year 2021 Guidance: Revenue raised to range of 6.5% to 9.0%; Adjusted EPS raised to range of $21.50 to $25.00; Free Cash Flow raised to range of $1.95 billion to $2.15 billion

BURLINGTON, N.C., July 29, 2021 – Labcorp (NYSE: LH), a leading life sciences company, today announced results for the second quarter ended June 30, 2021, and raised full-year guidance.

“Our strategy focusing on science, innovation and technology led to strong second quarter results as we continued to advance health care and patient experiences,” said Labcorp Chairman and CEO Adam Schechter. “Patients and pharmaceutical clients accelerated their return to normal health care and business activities, which drove 46% revenue growth in our base business. In light of our second quarter performance and improved outlook, we are raising full-year financial guidance.”

- more -

Labcorp continues to further scientific advancements and make progress on its five-pillar strategy. As an example, in July the company signed an agreement to acquire the outreach laboratory business of Minnesota-based North Memorial Health and provide management services to its inpatient lab. Additionally, the company made significant strides in oncology, introducing capabilities that bring together its leading diagnostic testing and comprehensive drug development services. By doing so, Labcorp can deliver targeted solutions by leveraging breakthrough science and insights from clinical data to aid better treatment decisions and improved patient outcomes. The company also acquired the remaining ownership interest in OmniSeq, a pioneer in solid tumor profiling, after the quarter ended. This addition enhances Labcorp’s growing portfolio of diagnostic tests and clinical trial opportunities for people with cancer.

Separately, the company continued its critical contributions to the ongoing pandemic response, working with state and federal governments to expand testing access and facilitate vaccinations, and supporting the development of COVID-19 vaccines and therapies. To date, the company has performed over 50 million COVID-19 tests.

Consolidated Results

Second Quarter Results
Revenue for the quarter was $3.84 billion, an increase of 38.7% over $2.77 billion in the second quarter of 2020. The increase was due to organic Base Business growth of 35.5%, acquisitions of 1.2%, and favorable foreign currency translation of 2.0%. COVID-19 PCR and antibody testing (COVID-19 Testing) revenue of $444.0 million was flat compared to last year. Base Business includes Labcorp's operations except for COVID-19 Testing.

Operating income for the quarter was $704.1 million, or 18.3% of revenue, compared to $297.7 million, or 10.8%, in the second quarter of 2020. The company recorded amortization, restructuring charges, and special items, which together totaled $135.8 million in the quarter, compared to $83.0 million during the same period in 2020. Adjusted operating income (excluding amortization, restructuring charges, and special items) for the quarter was $839.9 million, or 21.9% of revenue, compared to $380.7 million, or 13.8%, in the second quarter of 2020. The increase in operating income and margin was primarily due to organic Base Business growth, acquisitions, and LaunchPad savings, partially offset by higher personnel costs.

Net earnings for the quarter were $467.4 million, compared to $231.6 million in the second quarter of 2020. Diluted EPS were $4.76 in the quarter, up from $2.37 in the same period in 2020. Adjusted EPS (excluding amortization, restructuring charges, and special items) were $6.13 in the quarter, up from $2.57 in the second quarter of 2020.

Operating cash flow for the quarter was $487.2 million, compared to $370.7 million in the second quarter of 2020. The increase in operating cash flow was due to favorable working capital, partially offset by lower cash earnings. Capital expenditures totaled $97.2 million, compared to $98.5 million a year ago. As a result, free cash flow (operating cash flow less capital expenditures) was $390.0 million, up from $272.2 million in the second quarter of 2020.

At the end of the quarter, the company’s cash balance and total debt were $2.0 billion and $5.4 billion, respectively. During the quarter, the company repurchased $300.0 million of stock representing approximately 1.1 million shares.

Year-To-Date Results
Revenue was $8.00 billion, an increase of 43.1% from $5.59 billion in the first half of 2020. The increase was due to organic growth of 40.3%, acquisitions of 1.1%, and favorable foreign currency translation of 1.7%. The organic revenue increase includes a 23.8% contribution from the company's organic Base Business and a 16.6% increase in COVID-19 Testing.

Operating income was $1,762.0 million, or 22.0% of revenue, compared to $105.1 million, or 1.9%, in the first half of 2020. The company recorded amortization, restructuring charges, special items, and impairments, which together totaled $259.8 million in the first half of 2021, compared to $641.5 million during the same period in 2020. This decrease was primarily due to the goodwill impairment recorded in the first quarter of 2020. Adjusted operating income (excluding amortization, restructuring charges, special items, and impairments) was $2,021.8 million, or 25.3% of revenue, compared to $746.6 million, or 13.3%, in the first half of 2020. The increase in operating income and margin was primarily due to organic Base Business growth, acquisitions, and LaunchPad savings, partially offset by higher personnel costs.

Net earnings (losses) in the first half of 2021 were $1,237.0 million, compared to ($85.6) million in the first half of 2020. Diluted EPS were $12.58 in the first half of 2021 compared to ($0.88) in the same period in 2020. Adjusted EPS (excluding amortization, restructuring charges, special items, and impairments) were $14.92 in the first half of 2021 compared to $4.94 in the first half of 2020.

Operating cash flow was $1,644.8 million, compared to $574.5 million in the first half of 2020. The increase in operating cash flow was due to higher cash earnings and favorable working capital. Capital expenditures totaled $192.6 million, compared to $205.1 million during the same period in 2020. As a result, free cash flow (operating cash flow less capital expenditures) was $1,452.2 million, up from $369.4 million in the first half of 2020.

Second Quarter Segment Results

The following segment results exclude amortization, restructuring charges, special items, and unallocated corporate expenses.

Diagnostics
Revenue for the quarter was $2.37 billion, an increase of 39.7% over $1.69 billion in the second quarter of 2020. The increase was due to organic Base Business growth of 37.8%, acquisitions of 1.1%, and favorable foreign currency translation of 0.9%. COVID-19 Testing revenue of $444.0 million was flat versus last year.

Total volume (measured by requisitions) increased by 39.6% as organic volume increased by 38.7% and acquisition volume contributed 0.9%. The organic volume growth was due to a 39.4% increase in Base Business, partially offset by a (0.7%) decrease in COVID-19 Testing. Price / mix increased by 0.1% due to currency of 0.9%, COVID-19 Testing of 0.7%, and acquisitions of 0.2%, partially offset by organic Base Business of (1.7%) due to the volume recovery. Organic Base Business volume was up 48.2% while price was up 3.1%.

Adjusted operating income for the quarter was $663.2 million, or 28.0% of revenue, compared to $308.8 million, or 18.2%, in the second quarter of 2020. The increase in adjusted operating income and adjusted operating margin was primarily due to organic Base Business growth and LaunchPad savings, partially offset by higher personnel costs. The company remains on track to deliver approximately $200 million of net savings from its three-year Diagnostics LaunchPad initiative by the end of 2021.

Drug Development
Revenue for the quarter was $1.50 billion, an increase of 36.7% over $1.09 billion in the second quarter of 2020. The increase was due to organic Base Business growth of 32.1%, acquisitions of 1.3%, and favorable foreign currency translation of 3.7%, partially offset by lower COVID-19 Testing performed through its Central Laboratories business of (0.3%). Drug Development's Base Business benefited from broad-based demand, including COVID-19 vaccine and therapeutic work.

Adjusted operating income for the quarter was $221.1 million, or 14.8% of revenue, compared to $112.7 million, or 10.3%, in the second quarter of 2020. The increase in adjusted operating income and adjusted operating margin was primarily due to organic Base Business growth and LaunchPad savings, partially offset by higher personnel costs. The company continues to develop and execute LaunchPad programs to support profitable growth in Drug Development.

Net orders and net book-to-bill during the trailing twelve months were $7.86 billion and 1.41, respectively. Backlog at the end of the quarter was $14.28 billion, compared to $13.97 billion last quarter, and the company expects approximately $4.87 billion of its backlog to convert into revenue in the next twelve months.

Outlook for 2021

Labcorp is raising 2021 full year guidance to reflect its strong second quarter performance and improved full year outlook. The following guidance assumes foreign exchange rates effective as of June 30, 2021 for the remainder of the year. Enterprise level guidance includes the estimated impact from currently anticipated capital allocation, including acquisitions and share repurchases.

(Dollars in billions, except per share data)
		Previous		Updated
	Results	2021 Guidance		2021 Guidance

	2020	Low	High	Low	High
Revenue
Total Labcorp Enterprise (1)(2)	$13.98	2.0%	6.5%	6.5%	9.0%
Base Business (2)	$11.19	13.5%	16.0%	17.0%	19.0%
COVID-19 Testing (2)	$2.78	(50.0%)	(35.0%)	(38.0%)	(33.0%)

Total Diagnostics (3)	$9.25	(5.0%)	0.0%	(1.0%)	2.0%
Base Business	$6.47	13.5%	16.0%	15.0%	17.0%
COVID-19 Testing	$2.78	(50.0%)	(35.0%)	(38.0%)	(33.0%)

Total Drug Development (4)	$4.88	12.0%	14.0%	17.0%	19.0%
Base Business	$4.76	14.0%	16.0%	19.0%	21.0%

Adjusted EPS	$23.94	$20.00	$24.00	$21.50	$25.00

Free Cash Flow (5)	$1.75	$1.80	$2.00	$1.95	$2.15

(1) 2021 Updated Guidance includes a benefit from foreign currency translation of 1.0%, Previous 2021 Guidance was 0.7%
(2) Enterprise level revenue is presented net of intersegment transaction eliminations, including Drug Development COVID-19 Testing revenue
(3) 2021 Updated Guidance includes a benefit from foreign currency translation of 0.4%, Previous 2021 Guidance was 0.3%
(4) 2021 Updated Guidance includes a benefit from foreign currency translation of 2.0%, Previous 2021 Guidance was 1.4%
(5) Free Cash Flow consists of operating cash flow less capital expenditures

Use of Adjusted Measures
The company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including adjusted net income, adjusted EPS (or adjusted net income per share), adjusted operating income, adjusted operating margin, free cash flow, and certain segment information. The company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the company’s operational performance. The company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the company’s financial results with the financial results of other companies. However, the company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures and an identification of the components that comprise "special items" used for certain adjusted financial information are included in the tables accompanying this press release.

The company today is providing an investor relations presentation with additional information on its business and operations, which is available in the investor relations section of the company's website at http://www.labcorp.com. Analysts and investors are directed to the website to review this supplemental information.

A conference call discussing Labcorp's quarterly results will be held today at 9:00 a.m. ET and is available by dialing 877-898-8036 (720-634-2811 for international callers). The conference ID is 1789612. A telephone replay of the call will be available through August 12, 2021, and can be heard by dialing 855-859-2056 (404-537-3406 for international callers). The conference ID for the replay is 1789612. A live online broadcast of Labcorp’s quarterly conference call on July 29, 2021, will be available at Labcorp Investor Relations website beginning at 9:00 a.m. ET. This webcast will be archived and accessible through July 15, 2022.

About Labcorp
Labcorp is a leading global life sciences company that provides vital information to help doctors, hospitals, pharmaceutical companies, researchers, and patients make clear and confident decisions. Through our unparalleled diagnostics and drug development capabilities, we provide insights and accelerate innovations to improve health and improve lives. With over 70,000 employees, we serve clients in more than 100 countries. Labcorp (NYSE: LH) reported revenue of $14.0 billion in 2020. Learn more about us at www.labcorp.com or follow us on LinkedIn and Twitter @Labcorp.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements with respect to (i) the estimated 2021 guidance and the related assumptions, (ii) the impact of various factors on operating and financial results, including the projected impact of the COVID-19 pandemic on the company’s businesses, operating results, cash flows and/or financial condition, as well as general economic and market conditions, (iii) our responses to the COVID-19 pandemic, (iv) future business strategies, (iv) expected savings and synergies (including from the LaunchPad initiative and from acquisitions), and (v) opportunities for future growth.

Each of the forward-looking statements is subject to change based on various important factors, many of which are beyond the company’s control, including without limitation, the impact of the COVID-19 pandemic and its impact on our business and financial condition and on general economic, business, and market conditions, our ability (or inability) to execute on our plans to respond to the COVID-19 pandemic, competitive actions and other unforeseen changes and general uncertainties in the marketplace, changes in government regulations, including healthcare reform, customer purchasing decisions, including changes in payer regulations or policies, other adverse actions of governmental and third-party payers, changes in testing guidelines or recommendations, federal, state, and local government responses to the COVID-19 pandemic, the effect of public opinion on the company’s reputation, the outcome of our review of our structure and changes in capital allocation strategy, adverse results in material litigation matters, the impact of changes in tax laws and regulations, failure to maintain or develop customer relationships, our ability to develop or acquire new products and adapt to technological changes, failure in information technology, systems or data security, adverse weather conditions, the number of revenue days in a financial period, employee relations, personnel costs, and the effect of exchange rate fluctuations. These factors, in some cases, have affected and in the future (together with other factors) could affect the company’s ability to implement the company’s business strategy and actual results could differ materially from those suggested by these forward-looking statements. As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements.

The company has no obligation to provide any updates to these forward-looking statements even if our expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the company’s most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the company’s filings with the SEC including the information in the company’s most recent Annual Report on Form 10-K, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

- End of Text -
- Tables to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues	$3,840.7	$2,768.8	$8,002.2	$5,592.6

Cost of revenues	2,575.9	2,008.3	5,138.4	4,104.1

Gross profit	1,264.8	760.5	2,863.8	1,488.5

Selling, general and administrative expenses	458.7	396.3	888.5	791.8
Amortization of intangibles and other assets	92.4	60.1	184.5	122.4
Goodwill and other asset impairments	—	—	—	437.4
Restructuring and other charges	9.6	6.4	28.8	31.8

Operating income	704.1	297.7	1,762.0	105.1

Other income (expense):
Interest expense	(78.3)	(52.7)	(126.8)	(107.7)
Equity method income (loss), net	8.0	1.8	12.5	(4.8)
Investment income	2.7	2.5	5.1	5.1
Other, net	14.1	47.7	19.6	31.6

Earnings before income taxes	650.6	297.0	1,672.4	29.3

Provision for income taxes	182.6	65.4	434.3	114.6

Net earnings (loss)	468.0	231.6	1,238.1	(85.3)
Less: Net earnings attributable to the noncontrolling interest	(0.6)	—	(1.1)	(0.3)

Net earnings (loss) attributable to Laboratory Corporation of America Holdings	$467.4	$231.6	$1,237.0	$(85.6)

Basic earnings (loss) per common share	$4.80	$2.38	$12.69	$(0.88)

Diluted earnings (loss) per common share	$4.76	$2.37	$12.58	$(0.88)

Weighted average basic shares outstanding	97.4	97.3	97.5	97.2

Weighted average diluted shares outstanding	98.2	97.7	98.4	97.2

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	June 30, 2021	December 31, 2020
ASSETS

Current assets:
Cash and cash equivalents	$1,963.2	$1,320.8
Accounts receivable, net of allowance for doubtful accounts of $20.9 and $22.1 as of June 30, 2021, and December 31, 2020, respectively	2,210.1	2,479.8
Unbilled services	637.0	536.8
Supplies inventory	421.3	423.2
Prepaid expenses and other	461.9	364.8
Total current assets	5,693.5	5,125.4

Property, plant and equipment, net	2,701.8	2,729.6
Goodwill, net	7,744.5	7,751.5
Intangible assets, net	3,753.8	3,961.1
Joint venture partnerships and equity method investments	82.1	73.5
Deferred income taxes	23.7	20.6
Other assets, net	417.7	410.0
Total assets	$20,417.1	$20,071.7

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$599.9	$638.9
Accrued expenses and other	1,317.9	1,357.7
Unearned revenue	546.7	506.5
Short-term operating lease liabilities	190.0	192.0
Short-term finance lease liabilities	10.8	6.7
Short-term borrowings and current portion of long-term debt	1.8	376.7
Total current liabilities	2,667.1	3,078.5

Long-term debt, less current portion	5,422.6	5,419.0
Operating lease liabilities	645.2	677.6
Financing lease liabilities	87.2	84.4
Deferred income taxes and other tax liabilities	826.0	905.4
Other liabilities	502.9	526.4
Total liabilities	10,151.0	10,691.3

Commitments and contingent liabilities
Noncontrolling interest	21.0	20.7

Shareholders’ equity:
Common stock, 96.7 and 97.5 shares outstanding at June 30, 2021, and December 31, 2020, respectively	8.9	9.0
Additional paid-in capital	—	110.3
Retained earnings	10,417.4	9,402.3
Accumulated other comprehensive loss	(181.2)	(161.9)
Total shareholders’ equity	10,245.1	9,359.7
Total liabilities and shareholders’ equity	$20,417.1	$20,071.7

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$468.0	$231.6	$1,238.1	$(85.3)

Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	187.1	143.9	371.0	288.5
Stock compensation	23.9	39.8	52.6	57.7
Operating lease right-of-use asset expense	48.0	46.7	96.3	103.9
Goodwill and other asset impairments	—	—	—	437.4
Deferred income taxes	(57.7)	(34.5)	(85.5)	(29.4)
Other	5.5	12.1	2.3	55.4
Change in assets and liabilities (net of effects of acquisitions and divestitures):
(Increase) decrease in accounts receivable	118.3	(170.9)	265.0	(124.2)
Increase in unbilled services	(57.8)	(57.8)	(100.3)	(58.9)
Increase in supplies inventory	(12.8)	(87.8)	(17.5)	(98.4)
(Increase) decrease in prepaid expenses and other	20.9	36.1	(31.0)	33.1
Decrease in accounts payable	(27.4)	(32.4)	(44.3)	(88.9)
Increase in unearned revenue	5.9	40.1	37.7	28.9
Increase (decrease) in accrued expenses and other	(234.7)	203.8	(139.6)	54.7
Net cash provided by operating activities	487.2	370.7	1,644.8	574.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(97.2)	(98.5)	(192.6)	(205.1)
Proceeds from sale of assets	0.1	0.2	2.7	7.2
Proceeds from sale of business	13.1	—	13.1	—
Proceeds from sale or distribution of investments	—	0.1	—	1.0
Investments in equity affiliates	(6.4)	(13.9)	(11.9)	(21.8)
Acquisition of businesses, net of cash acquired	—	(11.3)	(34.1)	(11.3)
Net cash used for investing activities	(90.4)	(123.4)	(222.8)	(230.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from senior note offerings	1,000.0	—	1,000.0	—
Payments on term loan	—	—	(375.0)	—
Proceeds from revolving credit facilities	—	—	—	151.7
Payments on revolving credit facilities	—	—	—	(151.7)
Payments on senior notes	(1,000.0)	—	(1,000.0)	—
Net share settlement tax payments from issuance of stock to employees	(14.9)	(9.5)	(43.0)	(31.5)
Net proceeds from issuance of stock to employees	1.9	1.9	26.6	28.8
Purchase of common stock	(300.0)	—	(368.5)	(100.0)
Other	(12.4)	(9.3)	(15.6)	(17.0)

Net cash used for financing activities	(325.4)	(16.9)	(775.5)	(119.7)

Effect of exchange rate changes on cash and cash equivalents	1.0	3.0	(4.1)	(5.3)

Net increase in cash and cash equivalents	72.4	233.4	642.4	219.5
Cash and cash equivalents at beginning of period	1,890.8	323.6	1,320.8	337.5

Cash and cash equivalents at end of period	$1,963.2	$557.0	$1,963.2	$557.0

LABORATORY CORPORATION OF AMERICA HOLDINGS
Condensed Combined Non-GAAP Segment Information
(Dollars in Millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Diagnostics
Revenues	$2,365.5	$1,692.7	$5,123.3	$3,394.7

Adjusted Operating Income	$663.2	$308.8	$1,654.8	$563.0
Adjusted Operating Margin	28.0%	18.2%	32.3%	16.6%

Drug Development
Revenues	$1,495.2	$1,093.7	$2,933.4	$2,237.5

Adjusted Operating Income	$221.1	$112.7	$455.3	$263.5
Adjusted Operating Margin	14.8%	10.3%	15.5%	11.8%

Consolidated
Revenues	$3,840.7	$2,768.8	$8,002.2	$5,592.6

Adjusted Segment Operating Income	$884.3	$421.5	$2,110.1	$826.5
Unallocated corporate expense	$(44.4)	$(40.8)	$(88.3)	$(79.9)
Consolidated Adjusted Operating Income	$839.9	$380.7	$2,021.8	$746.6
Adjusted Operating Margin	21.9%	13.8%	25.3%	13.3%

The consolidated revenue and adjusted segment operating income are presented net of intersegment transaction eliminations and other amounts not used in determining segment performance. Adjusted operating income and adjusted operating margin are non-GAAP measures. See the subsequent reconciliation of non-GAAP financial measures.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Adjusted Operating Income
Operating Income	$704.1	$297.7	$1,762.0	$105.1
Amortization of intangibles and other assets (a)	92.4	60.1	184.5	122.4
Restructuring and other charges (b)	9.6	6.4	28.8	31.8
Acquisition and disposition-related costs (c)	9.0	4.6	14.7	13.0
LaunchPad system implementation costs (d)	1.5	0.2	2.8	1.1
Executive transition expenses (e)	0.5	7.8	2.8	10.6
COVID-19 related costs (f)	7.0	12.1	12.9	34.0
Goodwill and other asset impairments (g)	—	—	—	437.4
Other (h)	15.8	(8.2)	13.3	(8.8)
Adjusted operating income	$839.9	$380.7	$2,021.8	$746.6

Adjustments impacting revenues (f)	$—	$—	$—	$17.0

Adjusted operating margin	21.9%	13.8%	25.3%	13.3%

Adjusted Net Income
Net Income	$467.4	$231.6	$1,237.0	$(85.6)
Impact of adjustments to operating income	135.8	83.0	259.8	641.5
CARES Act Provider Relief Funds (i)	—	(55.9)	—	(55.9)
Losses and (gains) on venture fund investments, net (j)	(19.6)	5.2	(19.6)	25.4
Loss on sale of business (k)	5.0	0.5	5.0	0.5
Debt refinancing costs (l)	32.9	—	33.4	—
Change in UK tax rates (m)	17.1	—	17.1	—
Income tax impact of adjustments (n)	(36.2)	(13.4)	(65.2)	(42.8)
Adjusted net income	$602.4	$251.0	$1,467.5	$483.1

Weighted average diluted shares outstanding	98.2	97.7	98.4	97.8

Adjusted net income per share	$6.13	$2.57	$14.92	$4.94

(a)	Amortization of intangible assets acquired as part of business acquisitions. In the fourth quarter of 2020, the company announced a rebranding resulting in an acceleration of the amortization of acquired trade names for the three and six months ended June 30, 2021.
(b)	Restructuring and other charges represent amounts incurred in connection with the elimination of redundant positions within the organization in connection with our LaunchPad initiatives and acquisitions or dispositions of businesses by the company.
(c)	Acquisition and disposition-related costs include due-diligence legal and advisory fees, retention bonuses and other integration or disposition related activities.
(d)	LaunchPad system implementation costs include non-capitalized costs associated with the implementation of systems as part of the LaunchPad business process improvement initiative.
(e)	Represents executive transition expenses related to various management reorganizations.
(f)	Costs related to incremental operating expenses and receivables reserves incurred as a result of the COVID-19 pandemic.
(g)	During the first quarter of 2020, the company determined that certain goodwill and long-lived assets were impaired. These charges were triggered by the economic conditions resulting from the COVID-19 pandemic.
(h)	Represents various non-operational items including rebranding, strategic review, litigation, data breach costs, insurance reimbursements, and acquisition contingent purchase price adjustments.
(i)	The company recorded $55.9 million in funding from the Public Health and Social Services Emergency Fund for provider relief that was appropriated by Congress to the Department of Health and Human Services (HHS) in the Coronavirus Aid, Relief, and Economic Security Act. The company made a decision to return these funds during the third quarter of 2020.
(j)	The company makes venture fund investments in companies or investment funds developing promising technology related to its operations. The company recorded net gains and losses related to several distributions from venture funds, increases in the market value of investments, and impairments of other investments due to the underlying performance of the investments.
(k)	Represent the loss on sale of certain assets by the drug development business.
(l)	During the second quarter of 2021, the company refinanced $1,000.0 million in senior notes due in February and August 2022 and incurred costs related to the make-whole provisions and the acceleration of deferred financing costs.
(m)	During the second quarter of 2021, the UK tax authorities announced increased future tax rates resulting in the revaluation of the UK tax assets and liabilities.
(n)	Income tax impact of adjustments calculated based on the tax rate applicable to each item.
# # #